Exhibit 99.1

FOR IMMEDIATE RELEASE:	Friday, June 4, 2004

CONTACT:	Vicki L. Benne
Chief Financial Officer
Isco, Inc.
(402) 465-2097

ISCO REPORTS THIRD QUARTER FISCAL 2004 RESULTS

Lincoln, NE—Isco, Inc. (Nasdaq: ISKO) reported net income for the third quarter ended April 23, 2004, of $0.9 million or $0.16 per diluted share, on sales of $18.1 million, compared with net income of $0.2 million, or $0.04 per diluted share, on sales of $15.1 million for the same period last year.  Net income during the first nine months of fiscal 2004 was $3.1 million, or $0.52 per diluted share, on sales of $52.6 million, compared with net income of $0.6 million, or $0.11 per diluted share, on sales of $44.8 million for the same period a year ago.

Reviewing the recent results, Doug Grant, president and chief operating officer, commented, “We are extremely pleased with our quarter and year-to-date results.  We reached record highs in both orders and sales this past quarter.  Net orders and net sales for the quarter were $19.0 and $18.1 million, respectively.   For the nine months, net orders were $51.5 million and net sales were $52.6 million, increases of 17.2 percent and 17.4 percent, respectively, over the previous year.”

Net sales from Isco's three major product lines of samplers, chromatography, and flow meters were $41.0 million for the nine-month period, an increase of 20 percent over the prior year.  Sales from all three lines contributed to the increase.  Revenues from our other products and services were $11.6 million for the same period, up 11 percent over the prior year driven by international sales of process monitoring products.  Domestic sales of $35.9 million were up 11 percent over the prior year and international sales of $16.7 million were up 34 percent over the prior year.

Income from operations for the first nine months was $4.1 million or 7.8% of net sales compared with $0.4 million or 0.9% of net sales for the same period a year ago.  The improvement was driven by $4.5 million of additional gross margin dollars generated by increased sales.  The gross margin, as a percentage of sales, increased to 53.7% from 53.0%.  The improvement included the negative impact of the first quarter write-off of inventory associated with the divestiture of the supercritical fluid extraction (SFE) product line.  The improvement over the prior year was due to favorable shifts in product line mix and benefits from manufacturing cost improvements.

Operating expenses were $24.2 million for the nine-month period, an increase of $0.8 million over the prior year.   The increase was driven by variable expenses associated with increased sales, as well as, $0.5 million of charges associated with the pending merger with Teledyne Technologies, Inc.  On a percentage of sales basis, operating expenses were 45.9%, down 6.2% from the previous year's level.

Cash and investments increased by $4.8 million to $19.5 million at April 23, 2004 from the beginning of the year.  The increase in cash was driven by cash flows from operations of $6.9 million offset by debt repayments and cash dividend payments.  Cash flows generated by operations of $6.9 million in the current year compares to cash flows generated of $0.3 million in the prior year.  The improvement was driven by increased earnings, reduced investment in inventory which included the write-off of the SFE inventory, and changes in income taxes.

Doug Grant further commented, “We are very pleased with our continued ability to out perform the previous year in both sales and operational income on a quarter over quarter basis and for the nine-month period.  Our efforts have driven increased sales across all active product lines and our continued focus on operational improvements have contributed to improved gross margins and reduced operating expenses as a percentage of sales.  We remain somewhat cautious about our ability to sustain the current year's growth in orders and operating income performance into the next quarter due to the potential impact of the continued pace of the global economic recovery and the short-term impact of activities and expenses associated with the pending merger with Teledyne Technologies, Inc.”

Comments included in this News Release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Such risks and uncertainties are detailed in Isco, Inc.'s Annual Report on Form 10-K filed with the SEC in November 2003 and are incorporated herein by reference.  Isco, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date hereof.

News releases and other information regarding Isco, Inc. may be found at

www.isco.com on the Internet.

ISCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Nine months ended
(Amounts in thousands, except per share data)	Apr 23 2004	Apr 25 2003	Apr 23 2004	Apr 25 2003
Net sales	$18,093	$15,057	$52,633	$44,813
Cost of sales	7,965	7,358	24,358	21,048
	10,128	7,699	28,275	23,765

Operating expenses:
Selling, general, and administrative	7,187	5,975	19,154	18,512
Research and engineering	1,661	1,602	5,016	4,837
	8,848	7,577	24,170	23,349

Income from operations	1,280	122	4,105	416

Other income:
Investment income	127	108	447	440
Interest expense	(38)	(52)	(118)	(179)
Other, net	42	50	143	136
	131	106	472	397

Income before income taxes	1,411	228	4,577	813

Provision for income taxes	470	6	1,494	170

Net income	$941	$222	$3,083	$643

Basic earnings per share	$0.16	$0.04	$0.54	$0.11

Diluted earnings per share	$0.16	$0.04	$0.52	$0.11

Cash dividends declared per share	$0.06	$0.06	$0.18	$0.18

Weighted average number of shares outstanding (basic)	5,739	5,704	5,733	5,686

Additional shares assuming exercise of common stock equivalents and dilutive stock options	180	139	166	158

Weighted average number of shares outstanding (diluted)	5,919	5,843	5,899	5,844

ISCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(Amounts in thousands)	Apr 23 2004	Jul 25 2003

ASSETS
Current assets:
Cash and cash equivalents	$1,895	$5,383
Short-term investments	2,965	4,629
Accounts receivable (net)	10,882	10,590
Inventories	8,901	9,489
Refundable income taxes	—	303
Deferred income taxes	991	812
Other current assets	611	417

Total current assets	26,245	31,623

Property and equipment (net)	12,972	13,768

Long-term investments	14,659	4,717

Other assets	4,367	4,327

Total assets	$58,243	$54,435

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,698	$1,222
Accrued expenses	3,700	3,698
Income taxes payable	980	—
Short-term borrowing	2,313	2,113
Current portion of long-term debt	32	503

Total current liabilities	8,723	7,536

Deferred income taxes	606	532

Long-term debt, less current portion	590	584

Shareholders' equity	48,324	45,783

Total liabilities and shareholders' equity	$58,243	$54,435

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